China Automotive Systems Reports
HIGHER 2012 Second Quarter Net Sales AND EARNINGS

WUHAN, China, August 9, 2012 -- China Automotive Systems, Inc. (“CAAS” or the "Company") (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced financial results for the second quarter and six months ended June 30, 2012. All results are for continuing operations, unless stated otherwise.

Second Quarter 2012 Highlights

•	Net sales rose 2.8% to $80.4 million, compared with $78.2 million in the second quarter of 2011

•	Gross profit increased 13.0% to $15.6 million, compared with $13.8 million in the second quarter of 2011; gross margin was 19.4% in the second quarter of 2012 compared with 17.7% in the same quarter of 2011

•	Operating margin was 10.7%, compared with 9.2% in the second quarter of 2011

•	Diluted earnings per share from continuing operations were $0.21, compared with diluted earnings per share from continuing operations of $0.13 in the second quarter of 2011

First Six Months of 2012 Highlights

•	Net sales were $161.3 million, compared with $164.6 million for the first six months of 2011

•	Gross profit was $31.0 million, compared with $32.5 million in the first six months of 2011; gross margin was 19.2% in the first six months of 2012, compared with 19.7% in the same period last year

•	Operating margin was 9.2%, compared with 11.0% in the first six months of 2011

•	Diluted earnings per share from continuing operations were $0.31, compared with diluted earnings per share from continuing operations of $0.38 in the first six months of 2011

•	Net cash flow from operations was $6.9 million, compared with $16.5 million in the first six months of 2011

•	Cash and cash equivalents were $77.7 million at June 30, 2012, up from $73.0 million at December 31, 2011

Mr. Qizhou Wu, chief executive officer of CAAS, commented: “The passenger vehicle sector in China is gradually reaching its cyclical bottom. We are encouraged by the stability in both unit sales volume and raw material costs. We continue to increase our market share in both the passenger and commercial vehicle markets in China. Our specialty focus and our ability to develop advanced products with consistently high quality validate our technology and production prowess as a global tier one supplier for safety-related automotive components. With the help of our superior engineering team, we have further penetrated the North America market by beginning to supply another award-winning brand, Dodge Ram® trucks. We streamlined our operations by divesting our pump business as we quickly embrace emerging technologies to further position CAAS as the market leader in China. In the context of a difficult global market environment, we strive to expand our market share and to enhance our brand equity.”

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Mr. Jie Li, chief financial officer of CAAS, added, “While we aggressively expanded our R&D program to develop new products to address global market trends, our rigorous cost control measures showed results in many areas. Through our improved accounts receivable management, we continue to generate solid cash flow. We also successfully redeemed our convertible notes before their maturity dates, which provides more financial flexibility to leverage our balance sheet to create shareholder value.”

Second Quarter of 2012

For the second quarter of 2012, net sales increased 2.8% to $80.4 million, compared with $78.2 million in the same quarter of 2011. The increase was primarily due to higher sales volume including export sales to customers in North America, the improvement of China’s automotive market resulting from lower oil prices and government subsidies granted to customers who purchase low-emission cars and fuel-efficient domestic cars since May 2012, and the appreciation of the Chinese RMB versus the U.S. dollar.

Gross profit was $15.6 million in the second quarter of 2012, compared with $13.8 million in the second quarter of last year. Gross margin improved to 19.4% in the second quarter of 2012, compared with 17.7% in the same quarter of 2011, primarily due to lower raw materials prices, lean production management and rigorous cost control measures.

Selling expenses decreased 14.0% to $2.1 million from $2.4 million in the second quarter of 2011, which were mainly due to tightened cost controls imposed this quarter compared with the same quarter of last year. As a percentage of net sales, selling expenses were 2.6% in the second quarter of 2012, compared with 3.1% in the same quarter of 2011.

General and administrative expenses (“G&A expenses”) decreased 7.1% to $3.1 million in the second quarter of 2012, from $3.4 million in the same quarter of 2011. The decrease in G&A expenses was primarily due to lower wage and salary expenses, and lower performance bonuses. As a percentage of net sales, G&A expenses decreased to 3.9% in the second quarter of 2012 from 4.3% in the same quarter of 2011.

Research and development expense (“R&D expense”) increased 168.4% in the second quarter of 2012, to $3.7 million from $1.4 million in the same quarter of 2011, mainly due to the continued development of the Company’s electric power steering (“EPS”) systems. Higher expenses were incurred for additional R&D staff, mold improvement and external technical support in the second quarter of 2012, compared with the same quarter last year. As a percentage of net sales, R&D expense rose to 4.5% from 1.7% in the second quarter of 2011.

Income from operations was $8.6 million in the second quarter of 2012, compared with $7.2 million in the same quarter of 2011. The increase was primarily due to increased gains on other sales and higher gross profit combined with lower G&A and selling expenses in the second quarter of 2012 as compared with the same quarter in 2011. As a percentage of net sales, income from operations was 10.7%, compared with 9.2% in the second quarter of 2011.

Net financial expenses were slightly lower at $0.5 million, compared with $0.6 million in the second quarter of 2011, mainly due to the Company’s early redemption of the convertible notes reducing the Company’s interest expenses.

The gain on the change of fair value of derivatives in the second quarter of 2012 was $3.4 million compared with a loss of $0.1 million in the same quarter last year as the Company’s stock price declined during the second quarter of 2012. The gain on the change of fair value of derivatives was related to the convertible notes and was non-cash in nature.

On May 24, 2012, the Company and the holder of the convertible notes reached a settlement agreement whereby CAAS made an early redemption of the convertible notes on May 25, 2012. A gain of $1.4 million was recorded in the second quarter of 2012 for early redemption of the convertible notes. No convertible notes were redeemed during the second quarter of 2011.

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Income before income taxes and equity in earnings of affiliated companies was $12.9 million in the second quarter of 2012, compared with $6.5 million in the same quarter of 2011. The increase in income before income taxes and equity in earnings of affiliated companies was primarily due to higher income from operations of $1.4 million, an increase in the gain on the change in fair value of derivatives of $3.6 million, and a gain of $1.4 million on redemption of the convertible notes in the second quarter of 2012, as compared with the same quarter in 2011.

Income tax expense was $1.3 million for the quarter ended June 30, 2012, compared with $1.2 million for the second quarter of 2011. The effective tax rate decreased to 10.2% for the second quarter of 2012, from 17.7% for the same period in 2011, which was primarily due to utilization of the tax losses carried forward against the gain on change in the fair value of derivative and the gain on the redemption of convertible notes.

Income from continuing operations was $11.6 million for the second quarter of 2012, compared with $5.4 million for the same quarter last year. The increase was mainly due to higher income before income tax expenses and equity in earnings of affiliated companies.

In May 2012, CAAS discontinued its operations at Zhejiang and sold its 51% equity interest in Zhejiang. Accordingly, the Zhejiang business is now recorded as a discontinued operation. Net income from the discontinued operations was $2.6 million for the second quarter of 2012, which included the transaction income recorded in connection with the sale of Zhejiang of $2.5 million (after tax). Net operational results of the Zhejiang business for the second quarter of 2012 were after-tax income of $0.1 million, and $0.3 million for the same period last year.

Net income attributable to parent company’s common shareholders, including net income from discontinued operations, was $12.2 million in the second quarter of 2012, compared with $3.9 million in the same quarter in 2011. Diluted earnings per share were $0.29 in the second quarter of 2012, compared with $0.14 in the corresponding period of 2012. The weighted average number of basic common shares outstanding was 28,260,302 in the second quarter of 2012, compared with 28,083,534 in the same quarter of 2011. The weighted average number of diluted common shares outstanding was 30,257,347 in the second quarter compared with 28,202,989 in the same quarter of 2011. Diluted earnings per share from continuing operations were $0.21 in the second quarter of 2012, compared with diluted earnings per share from continuing operations of $0.13 in the second quarter of 2011.

First Six Months of 2012

Net sales for the first six months of 2012 decreased 2.0% to $161.3 million, compared with $164.6 million in the first six months of last year. Six-month gross profit was $31.0 million, compared with $32.5 million in the same period a year ago. Six-month gross margin was 19.2%, compared with 19.7% for the same six-month period in 2011. Income from operations was $14.9 million, compared with $18.1 million in the first six months of 2011. Operating margin was 9.2%, compared with 11.0% for the same period of 2011. Income from continuing operations was $11.9 million in the first six months of 2012, compared with $26.7 million in the same period in 2011. Diluted earnings per share for continuing operations were $0.31 in the first six months of 2012, compared with diluted earnings per share for continuing operations of $0.38 in the first six months of 2011. Net income attributable to the parent company´s common shareholders, including net income from discontinued operations, decreased to $11.2 million from $21.2 million in the first six months of 2011. Diluted earnings per share were $0.40 for both the 2012 and the 2011 first six-month periods.

As of June 30, 2012, total cash and cash equivalents were $77.7 million, compared with $73.0 million at December 31, 2011. Working capital was $123.9 million as of June 30, 2012. Net cash flows from operating activities in the first six months of 2012 were approximately $6.9 million, reflecting the payment of $8.8 million of interest expenses for the redemption of the convertible notes.

Business Outlook

Due to a significant slacking of demand for automotive vehicles in the People’s Republic of China, management has lowered its guidance and now expects annual revenues to be even with that of year 2011. This target is based on the Company´s current views on operating and market conditions, which are subject to change.

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Recent Developments

On May 25, 2012, the Company redeemed all of its outstanding senior convertible notes before their maturity dates. The negotiated total redemption price was $32.4 million, which includes all principal, accrued and unpaid interest and the make-whole amounts as of the date of redemption. The five-year senior convertible notes were issued in February 2008 with an original total principal amount of $35 million, a scheduled maturity date of February 15, 2013 and a conversion price per share of $7.0822. In April 2009, the Company redeemed $5 million of the principal amount of the convertible notes. On March 1, 2011, upon the conversion of $6.4 million of the principal amount of the convertible notes, 907,708 common shares were issued at a conversion price of $7.0822 per share. The remaining total principal amount of the senior convertible notes before redemption was $23.6 million.

On May 23, 2012, the Company announced that its wholly owned subsidiary, Great Genesis Holdings Limited ("Great Genesis"), had entered into a definitive agreement (the "Agreement") to sell its equity interest in Zhejiang Henglong & Vie Pump-Manu Co., Ltd. ("Zhejiang"), to the Zhejiang Vie Group ("Vie Group"), Great Genesis´ joint venture partner in Zhejiang. This transaction is subject to local regulatory authority approval. Founded in 2002, Zhejiang, which designs, manufactures and markets power steering pumps, is located in Zhuji City, Zhejiang Province. According to the Agreement, Great Genesis will sell its 51% stake in Zhejiang to Vie Group for RMB52 million, which represents a 53% premium as compared with the May 20, 2012 estimated net book value of approximately RMB34 million. The transaction is expected to close in September, 2012.

On May 15, 2012, the Company announced that Mr. Arthur Wong was appointed to the board of directors of the Company (the "Board") on May 15, 2012, where he will serve as chairman of the audit committee of the Board and as a member of the nominating and compensation committees of the Board. He currently serves as a member of the boards of directors of VisionChina Media Inc. (NASDAQ:VISN) and Besunyen Holdings Company Limited (HKG: 926), and as chairman of the audit committees for both companies´ boards of directors. He worked at Deloitte Touche Tohmatsu ("Deloitte"), from 1982 to 2008, and he rose to become a partner in Deloitte´s Beijing office. While serving at Deloitte, Mr. Wong acted as the audit partner for various companies, including international auto and auto parts manufacturers.

Conference Call

Management will conduct a conference call on August 9 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A simultaneous webcast will be available at the Investor Relations section of the Company’s website at hppt://www.caasauto.com. A question and answer session will follow management´s presentation.

To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the “China Automotive Systems” conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

In addition, the conference call will be broadcast live over the Internet at: http://www.caasauto.com

Please go to the web site at least 15 minutes early to register, download and install any necessary software.

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 P.M. EDT on September 9, 2012. The dial-in details for the replay are: U.S. Toll Free Number +1-877-660-6853, International dial-in number +1-201-612-7415; using Account "286" and Conference ID "398483" to access the replay. The replay can also be accessed at the Investor Relations section of the CAAS website through September 9, 2012.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 3.8 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd., and Chery Automobile Co., Ltd. in China and Chrysler North America in North America. For more information, please visit: http://www.caasauto.com.

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Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. The Company’s actual results may differ materially from the results described in or anticipated by these forward-looking statements due to certain risks and uncertainties, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 9, 2012, and in documents subsequently filed by the Company from time to time. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

Grayling

Tel:    +1-646-284-9409

Email: kevin.theiss@grayling.com

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China Automotive Systems, Inc.

Condensed Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	June 30, 2012 (Unaudited)	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$77,692	$72,961
Pledged cash deposits	21,186	21,821
Accounts and notes receivable, net - unrelated parties	189,662	200,940
Accounts and notes receivable, net - related parties	10,811	11,519
Accounts receivable from sale of a subsidiary	8,221	-
Advance payments and others - unrelated parties	766	2,215
Advance payments and others - related parties	636	630
Inventories	46,889	51,607
Current deferred tax assets	3,351	3,687
Total current assets	359,214	365,380
Non-current assets:
Property, plant and equipment, net	77,330	84,843
Intangible assets, net	713	837
Other receivables, net - unrelated parties	2,169	1,877
Other receivables, net - related parties	1,042	500
Advance payment for property, plant and equipment - unrelated parties	5,983	1,472
Advance payment for property, plant and equipment - related parties	3,694	3,712
Long-term investments	3,584	3,485
Non-current deferred tax assets	3,992	4,341
Total assets	$457,721	$466,447
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank and government loans	$41,655	$10,316
Accounts and notes payable - unrelated parties	153,935	169,456
Accounts and notes payable - related parties	3,682	2,053
Customer deposits	1,124	1,181
Accrued payroll and related costs	4,614	5,177
Accrued expenses and other payables	22,201	22,618
Accrued pension costs	4,243	4,067
Taxes payable	3,481	2,029
Amounts due to shareholders/directors	350	352
Deferred tax liabilities	19	311
Total current liabilities	235,304	217,560
Long-term liabilities:
Convertible notes payable	-	23,571
Compound derivative liabilities	-	559
Accrued make-whole redemption interest expense of convertible notes	-	7,616
Advances payable	1,611	984
Total liabilities	236,915	250,290
Commitments and Contingencies
Stockholders’ equity-
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued and Outstanding – 28,260,302 shares at June 30, 2012 and December 31, 2011	3	3
Additional paid-in capital	39,295	39,295
Retained earnings-
Appropriated	9,953	9,026
Unappropriated	110,840	99,514
Accumulated other comprehensive income	24,731	25,291
Total parent company stockholders' equity	184,822	173,129
Noncontrolling interests	35,984	43,028
Total stockholders' equity	220,806	216,157
Total liabilities and stockholders' equity	$457,721	$466,447

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China Automotive Systems, Inc.

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended June 30,
	2012	2011
Net product sales
Unrelated parties	$71,886	$65,391
Related parties	8,493	12,766
	80,379	78,157
Cost of product sold
Unrelated parties	61,241	59,712
Related parties	3,506	4,608
	64,747	64,320
Gross profit	15,632	13,837
Gain on other sales	1,810	498
Less: Operating expenses
Selling expenses	2,088	2,427
General and administrative expenses	3,130	3,369
Research and development expenses	3,650	1,360
Total operating expenses	8,868	7,156
Income from operations	8,574	7,179
Other income, net	7	73
Financial expenses, net	(500)	(560)
Gain (loss) on change in fair value of derivative	3,411	(147)
Gain on redemption of convertible notes	1,421	-
Income before income tax expenses and equity in earnings of affiliated companies	12,913	6,545
Less: Income taxes	1,314	1,160
Equity in earnings of affiliated companies	32	48
Income from continuing operations	11,631	5,433
Discontinued operations (including after-tax disposition gain of $ 2,494) - net of income tax	2,620	331
Net income	14,251	5,764
Net income attributable to noncontrolling interests	1,229	1,420
Net income attributable to parent company	13,022	4,344
Allocation to convertible notes holders	(859)	(460)
Net income attributable to parent company’s common shareholders	$12,163	$3,884
Net income attributable to parent company’s common shareholders per share

Basic
Income from continuing operations attributable to shareholders	$0.35	$0.13
Income per share from discontinued operations	$0.08	$0.01
Net income attributable to shareholders	$0.43	$0.14
Diluted
Income from continuing operations attributable to shareholders	$0.21	$0.13
Income per share from discontinued operations	$0.08	$0.01
Net income attributable to shareholders	$0.29	$0.14
Weighted average number of common shares outstanding
Basic	28,260,302	28,083,534
Diluted	30,257,347	28,202,989

Comprehensive income:
Net income	$14,251	$5,764
Foreign currency translation (loss) gain, net of tax	(1,227)	2,902
Comprehensive income	13,024	8,666
Comprehensive income attributable to noncontrolling interests	1,019	1,928
Comprehensive income attributable to parent company	$12,005	$6,738

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China Automotive Systems, Inc.

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Six Months Ended June 30,
	2012	2011
Net product sales
Unrelated parties	$144,912	$142,282
Related parties	16,386	22,302
	161,298	164,584
Cost of product sold
Unrelated parties	120,603	122,077
Related parties	9,685	10,028
	130,288	132,105
Gross profit	31,010	32,479
Gain on other sales	1,922	909
Less: Operating expenses
Selling expenses	4,268	4,643
General and administrative expenses	6,512	7,163
Research and development expenses	7,242	3,520
Total operating expenses	18,022	15,326
Income from operations	14,910	18,062
Other income, net	78	106
Financial expenses, net	(1,412)	(1,607)
(Loss) gain on change in fair value of derivative	(449)	11,585
Gain on redemption of convertible notes	1,421	-
Gain on convertible notes conversion	-	1,564
Income before income tax expenses and equity in earnings of affiliated companies	14,548	29,710
Less: Income taxes	2,775	3,053
Equity in earnings of affiliated companies	112	87
Income from continuing operations	11,885	26,744
Discontinued operations (including after-tax disposition gain of $ 2,494) - net of income tax	2,651	1,100
Net income	14,536	27,844
Net income attributable to noncontrolling interests	2,283	3,858
Net income attributable to parent company	12,253	23,986
Allocation to convertible notes holders	(1,055)	(2,773)
Net income attributable to parent company’s common shareholders	$11,198	$21,213
Net income attributable to parent company’s common shareholders per share
Basic
Income from continuing operations attributable to shareholders	$0.31	$0.75
Income per share from discontinued operations	$0.09	$0.01
Net income attributable to shareholders	$0.40	$0.76
Diluted
Income from continuing operations attributable to shareholders	$0.31	$0.38
Income per share from discontinued operations	$0.09	$0.02
Net income attributable to shareholders	$0.40	$0.40
Weighted average number of common shares outstanding
Basic	28,260,302	27,780,965
Diluted	28,261,854	31,544,808

Comprehensive income:
Net income	$14,536	$27,844
Foreign currency translation (loss)/gain, net of tax	(725)	5,016
Comprehensive income	13,811	32,860
Comprehensive income attributable to noncontrolling interests	2,118	4,730
Comprehensive income attributable to parent company	$11,693	$28,130

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China Automotive Systems, Inc.

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Six Months Ended June 30,
	2012	2011

Cash flows from operating activities:
Net income	$14,536	27,844
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	7,310	6,574
Increase (decrease) in allowance for doubtful accounts	67	(95)
Inventory write downs	(54)	-
Deferred income taxes	(476)	(265)
Equity in earnings of affiliated companies	(112)	(87)
Gain on sales of a subsidiary	(2,848)	-
Gain on convertible notes conversion	-	(1,564)
Gain on redemption of convertible notes	(1,421)	-

Loss (gain) on change in fair value of derivative	449	(11,585)

Amortization of debt issue cost	27	-
Loss on fixed assets disposals	67	36
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged deposits	(1,756)	1,510
Accounts and notes receivable	1,224	(6,137)
Advance payments and others	1,208	(628)
Inventories	(2,489)	(7,821)
Increase (decrease) in:
Accounts and notes payable	(4,517)	9,192
Customer deposits	207	1,259
Accrued payroll and related costs	(314)	(691)
Accrued expenses and other payables	(6,688)	1,124
Accrued pension costs	193	(213)
Taxes payable	1,635	(1,965)
Advances payable	634	-
Net cash provided by operating activities	6,882	16,488
Cash flows from investing activities:
Decrease (increase) in other receivables	(936)	1,376
Proceeds from disposal of property, plant and equipment	492	109
Payments to acquire property, plant and equipment	(8,880)	(9,088)
Payments to acquire intangible assets	(4)	(17)
Cash decrease for the subsidiary sold	(300)
Net cash used in investing activities	(9,628)	(7,620)
Cash flows from financing activities:
Proceeds from government and bank loan	33,960	-
Repayments of bank loan	-	(3,863)
Paid debt issue cost for bank loan	(230)	-
Dividends paid to the noncontrolling interests	(2,387)	-

Redemption of convertible notes	(23,571)	-
Increase (decrease) in amounts due to shareholders/directors	-	(13)
Net cash provided by (used in) financing activities	7,772	(3,876)

Effects of exchange rate on cash and cash equivalents	(295)	1,008
Net increase in cash and cash equivalents	4,731	6,000
Cash and cash equivalents at beginning of period	72,961	49,425
Cash and cash equivalents at end of the period	$77,692	$55,425

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SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Six Months Ended June 30,
	2012	2011
Cash paid for interest	$9,578	$904
Cash paid for income taxes	3,670	5,084

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

	Six Months Ended June 30,
	2012	2011
Issuance of common shares for the conversion of convertible notes	$-	$10,112
Advance payments for acquiring property, plant and equipment	9,677	9,346

Dividends payable to noncontrolling interests	707	2,525
Noncontrolling interests contribution of capital with property, plant and equipment	2,846	-
Accounts receivable from sale of a subsidiary	8,221	-

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